4201 Connecticut Avenue, N.W. Suite 407 Washington, D.C. 20008 (202) 609-7756 www.arielway.com	Investor Relations Contact Information Phone: (202) 609-7756 E-mail: info@arielway.com

Ariel Way Executes Payoff Agreement with YA Global

Washington, D.C.  April 27, 2011 — Ariel Way, Inc., (PK: AWYI) www.arielway.com, today announced that it has executed a payoff agreement with YA Global Investments, L.P., (f/k/a Cornell Capital Partners, LP) and Yorkville Advisors, LLC, its Investment Manager.

Pursuant to the Agreement, to be filed with SEC as a current report 8-K, the Company offered to pay YA Global $400,000 on or before August 31, 2011, and subject to the terms and conditions of the Agreement, YA Global agreed that this shall be the payoff amount for all Series A Convertible Preferred Stock held by YA Global on the payoff date. Further, upon the payoff, promissory notes at $102,220 principal and accrued interest shall be forgiven and 425 million Warrant Shares out of 500 million Warrant Shares issued to YA Global shall be cancelled. The Company is obligated to reserve a total of 312 million shares in Treasury.

Arne Dunhem, Ariel Way Chairman, President and CEO said, “We are pleased with and appreciate the efforts by the Yorkville Advisors team that has been willing to work with us going forward and for a payoff arrangement that we believe is beneficial for all parties including the Shareholders of Ariel Way. We believe the arrangement will result in the lowest potential dilution for all Shareholders and after the payoff, there will be no more dilution from the YA Global investment.”

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's latest Form 10-KSB for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.